Exhibit 10.30

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A
RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. YOU SHOULD
CONSULT WITH AN ATTORNEY BEFORE SIGNING.

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE ("Agreement") is entered into by and between PPG Industries, Inc. ("PPG”) and Viktoras R. Sekmakas ("Sekmakas”) on the date set forth below.
WHEREAS, Sekmakas has been employed by PPG as Executive Vice President in Pittsburgh, Pennsylvania;
AND WHEREAS, Sekmakas and PPG have discussed the terms and conditions under which Sekmakas’ employment with PPG will end;
AND WHEREAS, PPG and Sekmakas wish to set forth their complete agreement and release of claims, by which all matters pertaining to Sekmakas’ employment with and termination of employment from PPG will be fully and finally resolved;
NOW, THEREFORE, PPG and Sekmakas, for good and sufficient consideration, and intending to be legally bound, agree as follows:
1.    PAID LEAVE OF ABSENCE
Sekmakas shall be placed on a paid leave of absence (“Paid Leave”) from PPG from October 1, 2017 through and including February 28, 2018, in accordance with the following:

(a)
As soon as administratively feasible after the Effective Date of the Agreement (defined in Paragraph 12), PPG shall pay Sekmakas his monthly salary for the months of October, November and December 2017, less applicable withholdings, which payments shall be in lieu of any unused vacation or other paid time off benefit to which he otherwise would be entitled;

(b)
From January 1, 2018 through the end of the Paid Leave, Sekmakas will continue to receive his monthly salary pursuant to the same terms and conditions by which active salaried employees receive their salary;

(c)	During the Paid Leave, Sekmakas will be relieved of his day-to-day duties and will not be required to provide any services to PPG;

(d)
During the Paid Leave, Sekmakas shall be eligible to participate in PPG’s Employee Benefit Plans in accordance with the provisions of such Plans, except as provided in paragraph 2(e) and 2(f) below. Sekmakas’ applicable monthly contribution for his benefits during the Paid Leave, will be deducted from his monthly salary;

(e)	During the Paid Leave, Sekmakas’ service will continue to accrue for purposes of calculating his benefit under the PPG Industries, Inc. Retirement Plan C;

(f)	Coverage for Sekmakas under the Salary Continuance, Long-Term Disability and Supplemental Long-Term Disability Plans shall immediately cease upon the commencement of the Paid Leave;

(g)	The commencement of the Paid Leave shall constitute a separation of service for purposes of the PPG Industries, Inc. Nonqualified Retirement Plan and Deferred Compensation Plan; and

(h)	The Change in Control Employment Agreement between the parties, dated March 19, 2008 shall terminate upon the commencement of the Paid Leave.
2.    TERMINATION OF EMPLOYMENT/RETIREMENT
(a) Sekmakas’ employment with PPG shall terminate effective February 28, 2018, which shall be deemed to be due to a retirement for purposes of the awards issued to Sekmakas under the PPG Industries, Inc. Omnibus Incentive Plan. The terms and conditions of such awards are as provided in the applicable Restricted Stock Unit Award Agreements,

Nonqualified Stock Option Award Agreements, and TSR Share Agreements between Sekmakas and PPG. Sekmakas shall be eligible to retire effective March 1, 2018, in accordance with the terms of the PPG Industries, Inc. Retirement Plan.
(b) Sekmakas shall receive a bonus payment in the amount of $448,875.00, less applicable withholdings, under PPG’s Incentive Compensation and Deferred Income Plan for Key Employees on February 28, 2018. The bonus amount is Sekmakas’ target award calculated on a pro rata basis for performance through September 30, 2017. Sekmakas shall not be eligible to receive further awards under the Plan.
(c) PPG shall continue to provide Sekmakas with financial planning services through Ayco until June 1, 2019.
3.    SEPARATION PAY
(a) PPG shall pay to Sekmakas, as separation pay, the total amount of $641,128.23, less applicable withholdings. This payment shall be made on February 28, 2018.
(b) PPG shall pay Sekmakas’ attorneys’ fees in the amount of $12,500.00 in a check made payable to Rothman Gordon P.C. This payment shall be made within 10 calendar days of the Effective Date of the Agreement, as defined in Paragraph 12.
4.    NO ADMISSION OF LIABILITY
Nothing in this Agreement shall be construed as an admission by PPG of any liability, including but not limited to discrimination or unlawful conduct whatsoever, to Sekmakas.
    5.    RELEASE AND WAIVER OF CLAIMS BY SEKMAKAS
Sekmakas, for himself, his heirs, and anyone else who would have the right to sue on his behalf or in his place (“successors and assigns”), fully and forever releases PPG, its subsidiary and affiliated companies, their respective shareholders, directors, officers, employees and employee benefit plans from all claims, causes of action or obligations of every nature whatsoever, whether known or unknown, arising out of or relating to Sekmakas’ employment, termination from employment or relating to any other act, event or failure to act that has occurred before the date this Agreement is signed. Examples of the claims which Sekmakas is giving up by signing this Agreement include, but are not limited to, claims for breach of express or implied contracts, claims of intentional wrongdoing, claims for negligent or reckless wrongdoing, and claims for violation of any federal, state or local law, including laws prohibiting employment discrimination, such as, for example, the federal Age Discrimination in Employment Act (which is referred to hereafter as the “ADEA”).
By signing this Agreement, Sekmakas does not release or give up his right to: (i) file a charge of discrimination with the U.S. Equal Employment Opportunity Commission (“EEOC”) or the Pennsylvania Human Relations Commission (“PHRC”), (ii) file a complaint with any other government agency charged with enforcing any law, (iii) provide assistance or participate in any investigation or hearing conducted by the EEOC, PHRA or any other government agency charged with enforcing any law, (iv) file a lawsuit to challenge whether or not the release in this Paragraph 5 is a valid and effective as to claims of age discrimination under the ADEA, (v) file a lawsuit to enforce this Agreement, or (vi) assert claims that by law cannot be released, like workers’ compensation claims and claims pursuant to any vested retirement, health or benefit plans maintained by PPG including, but not limited to, benefits under PPG Industries, Inc.’s Qualified and Non-Qualified Retirement Plans, the Restricted Stock Unit Award Agreements, Non-Qualified Stock Option Award Agreements, TSR Share Agreements between Sekmakas and PPG, Deferred Compensation Plans and Long-Term Incentive Plans. If a charge of discrimination is filed with the EEOC or PHRA, however, the release in this Paragraph 5 means that Sekmakas will not be entitled to receive any money or other individual remedy as a result of that charge. By signing this Agreement, Sekmakas also gives up his right to raise claims under and/or pursue relief through PPG’s dispute resolution process known as “Resolve.”

6. RELEASE AND WAIVER OF CLAIMS BY PPG
PPG fully and forever releases Sekmakas from all claims, causes of action or obligations of every nature whatsoever, whether known or unknown, arising out of Sekmakas’ employment with PPG, or relating to any other act, event or failure to act that has occurred at any time during Sekmakas’ employment with PPG.
7.    RETURN OF COMPANY PROPERTY
Sekmakas confirms that he has returned to PPG all Company-owned property, keys, pass cards, laptop computers, mobile phones, thumb-drives, external hard drives, cell phones, credit cards and documents (including e-mail) which contain Confidential Information (defined below), and that he has not retained any copies or reproductions of such information.
8.    NON-DISCLOSURE OF CONFIDENTIAL INFORMATION
“Confidential Information”, as used in this Agreement, means any non-public information, disclosed to or known by Sekmakas as a consequence of or through his employment with PPG and/or any predecessor company whose assets and/or stock PPG acquired (including information conceived, originated, discovered or developed by Sekmakas), which information is not generally known in the trade or industry about PPG’s or another company’s products, pricing, costs, margins, volumes, market share, equipment, customers, personnel, business plans, operations, processes and services, including information relating to research, strategy, development, technology, formulations, raw materials, manufacturing, purchasing, accounting, human resources, engineering, marketing, and sales.
Sekmakas will not at any time in the future use for his personal benefit or disclose to any other person or entity, any Confidential Information without PPG’s express written consent. Nothing in this Paragraph 8 will be construed to prohibit a disclosure that is required by law, or to prohibit Sekmakas from making a report that is protected by law; provided, however, that to the extent permitted by law, Sekmakas will give PPG as much advance notice as possible before such disclosure is made so that PPG may take legally permitted steps to protect the Confidential Information as may be necessary. Sekmakas understands that he may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret or other Confidential Information that: (a) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.
9.    NON-COMPETITION AND NON-SOLICITATION
(a) From the Effective Date of this Agreement (defined below) through December 31, 2018 (the “Restricted Period”):
(i) Sekmakas shall provide a copy of Paragraphs 8 and 9 of this Agreement to any prospective new employer that is a Competitor, prior to accepting employment with that Competitor.
(ii) Sekmakas shall not accept employment with, or serve as a consultant, advisor or in any other capacity to, a Competitor.

(iii)
"Competitor", as used in this Agreement, means any person or entity that is engaged in, or that has plans to become during the Restricted Period engaged in the manufacture, marketing, development or sale of products or services that are the same as, or serve a substantially similar purpose or function as, the products or services that were manufactured, marketed, developed or sold by PPG or any of its subsidiaries or affiliates, or about which Sekmakas received Confidential Information, at any time during the last 24 months preceding the Effective Date of this Agreement.

(b) During the Restricted Period, Sekmakas shall not solicit for employment or hire, or influence another to solicit for employment or hire, any person who is then employed by PPG or any of its affiliate or subsidiary companies in Band E or above or in a professional R&D position, or any person who had been so employed within six months from any such solicitation or hire.
(c) This Paragraph 9 shall supersede otherwise applicable provisions under the “Continuing Conditions” section of Sekmakas’ RSU and TSR Award Agreements and the “Forfeiture” provisions of his Stock Option Award Agreements, insofar as those provisions pertain to Sekmakas’ employment with, or service as an consultant, advisor or in any other capacity to, a competitor.
10.    NON-DISPARAGEMENT
(a) Sekmakas agrees that, unless required to do so by legal process, he will not make any disparaging statements to any current, former or potential customers, contractors, vendors or employees of PPG, to any media or to any other person about PPG. A disparaging statement is any communication which, if publicized to another, would be reasonably expected to cause or tend to cause the recipient of the communication to question the business condition, integrity, competence, good character or product quality of the person or entity to whom or to which the communication relates. Nothing in this paragraph shall be construed as prohibiting Sekmakas from disclosing information as may be required as part of an investigation by a government agency charged with enforcing any law. For purposes of this Paragraph 9(a), PPG means PPG Industries, Inc., its subsidiaries and affiliated companies, and their respective directors, officers, and employees.
(b) PPG agrees that, unless required to do so by legal process, Michael McGarry and Herve Tiberghien will not make any disparaging statements to any person not employed by PPG or on its Board of Directors, including (for example) prospective employers of Sekmakas, about Sekmakas. A disparaging statement is any communication which, if publicized to another, would be reasonably expected to cause or tend to cause the recipient of the communication to question the integrity, competence, performance, ethics, quality or good character of the person to whom the communication relates. PPG further agrees that Michael McGarry will instruct the members of the Executive Committee to not make disparaging statements about Sekmakas.
11.    VOLUNTARY AGREEMENT
Sekmakas acknowledges and agrees that he has entered into this Agreement voluntarily and that no person has made any promises to him to induce him to sign this Agreement other than promises that are contained in this Agreement itself.
Sekmakas acknowledges and agrees that the Release and Waiver of rights and claims as set forth in this Agreement are in exchange for valuable consideration which he would not otherwise be entitled to receive but for this Agreement.
Sekmakas acknowledges and agrees that he has carefully read and fully understands the provisions of this Agreement, including the release and waiver of claims, that he has had the opportunity to take at least twenty-one (21) days from September 8, 2017, to decide whether he wants to sign this Agreement, and that no one has pressured him to sign the Agreement sooner. The parties agree that changes made to this Agreement, whether material or otherwise, shall not affect the twenty-one (21) day period. In the event that Sekmakas executes the Agreement prior to the expiration of the twenty-one (21) day period, he does so voluntarily, with full knowledge of his right to consider the Agreement for twenty-one (21) days.
Sekmakas acknowledges and agrees that he has been advised in writing that he should consult with an attorney of his own choice prior to executing this Agreement.
12.    RIGHT TO REVOKE
Sekmakas also understands and agrees that he shall have seven (7) days after signing this Agreement to revoke it. If Sekmakas chooses to revoke this Agreement, he must advise PPG, in writing, of his decision to revoke by certified mail addressed to: Herve Tiberghien, Vice President, Human Resources, PPG Industries, Inc., One PPG Place, Pittsburgh, PA 15272. If Sekmakas does not revoke this Agreement, the Agreement shall become effective and enforceable on the eighth day after he signs the Agreement (the “Effective Date”).
13.    GENERAL
(a) This Agreement is the entire agreement between the parties and represents their full and complete understanding regarding the end of Sekmakas’ employment with PPG. This agreement supersedes all other Agreements between the parties that pertain to Sekmakas’ employment, termination of employment, or to continuing rights or obligations of the parties with respect to each other, except for the Restricted Stock Unit Award Agreements, Nonqualified Stock Option Award Agreements, and TSR Share Agreements between Sekmakas and PPG as modified by paragraph 9(c) of this Agreement.
(b) This Agreement shall be binding upon the parties hereto and the parties' heirs, successors and assigns. This Agreement may not be modified except in written document signed by both parties.
(c) This Agreement shall be construed, interpreted, and applied in accordance with the laws of the Commonwealth of Pennsylvania.
IN WITNESS WHEREOF, the parties have signed this Agreement on the date or dates set forth below.

Date:	12/27/2017		/s/ Viktoras R. Sekmakas
Viktoras R. Sekmakas
PPG Industries, Inc.

Date:	1/2/2018	By:	/s/ Herve Tiberghien
Herve Tiberghien